Exhibit 23.7

CONSENT OF BCB EVERGREEN PTE. LTD

We hereby consent to (1) the use of our name in the Registration Statement on Form F-4 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by GOWell Technology Limited, a Cayman Islands exempted company, with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (2) references to and inclusion of our (a) B-Core CDD Report on Project Gas which was prepared for GOWell Technology Limited during October 2024 and updated during November 2025, including without limitation in the section titled “Information About The Company,” and information and data presented in the sub-sections thereto titled “Our Market Opportunity,” ”What Differentiates Us,” and “Competition,” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated 12/17/2025	BCB EVERGREEN PTE. LTD

	By:	/s/ Mary Wen
	Name:	Mary Wen
	Title:	Director